UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8 (a)
 OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the
Securities and Exchange Commission
that it registers under and pursuant to the provisions
 of Section 8 (a) of the Investment Company Act
 of 1940  in connection with
 notification of registration submits the information:
______________________________________________________________________________
Name: CITIZENS MONEY MARKET FUND
Address of Principal Business office ( No. & Street, City, State, Zip Code):
127 First Street, Suite 207 Rochester, New York 14605
Telephone Number (including area code): (585)-410-7544
Name and address of agent for service of process:
 197 Saint Casimir Street, Rochester, New r, New York 14621
Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [] NO [X]



SEC 1102 (12-01)